Exhibit 3.1
Effective February 19, 2010

Statuten	Articles of Association

der	of

Noble Corporation	Noble Corporation

mit Sitz in Baar	with registered office in Baar

I. Allgemeine Bestimmungen	I. General Provisions

Artikel 1: Firma, Sitz, Dauer	Article 1: Corporate Name, Registered Office, Duration

Unter der Firma	Under the corporate name

Noble Corporation	Noble Corporation

besteht eine Aktiengesellschaft (die “Gesellschaft”) gemäss Artikel 620 ff. des Schweizerischen Obligationenrechts (“OR”) mit Sitz in Baar, Kanton Zug, Schweiz.	a company (the “Company”) exists pursuant to article 620 et seq. of the Swiss Code of Obligations (“CO”) with its registered office in Baar, Canton of Zug, Switzerland.

Artikel 2: Zweck	Article 2: Purpose

[1]Der Zweck der Gesellschaft ist der Erwerb, das Halten, die Verwaltung, die Verwertung und die Veräusserung von direkten und indirekten Beteiligungen an Unternehmen im In- und Ausland, insbesondere Unternehmen, die in der Erkundung und Förderung von Bodenschätzen, wie der Erbringung von Dienstleistungen im Zusammenhang mit Offshore Bohrungen nach Öl und Naturgas, Dienstleistungen im Zusammenhang mit Arbeitsverträgen für Bohrdienstleistungen tätig sind, Ingenieur- und Beratungsdienstleistungen erbringen und die Finanzierung für solche Zwecke bereitstellen.

[1]The purpose of the Company is to acquire, hold, manage, exploit and sell, directly or indirectly, participations in Swiss and foreign businesses, in particular, but without limitation, in businesses that are involved in the exploration for and production of natural resources, such as offshore contract drilling of oil and natural gas wells, labor contract drilling services and engineering and consulting services, and to provide financing for this purpose.

[2]Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten und Grundstücke und gewerbliche Schutzrechte im In- und Ausland erwerben, halten, verwalten, hypothekarisch belasten und veräussern.

[2]The Company may set up branch offices and subsidiaries in Switzerland and abroad and may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad.

[3]Die Gesellschaft kann jede Art von finanzieller Unterstützung für und an Gruppengesellschaften gewähren, einschliesslich der Leistung von Garantien. Die Gesellschaft kann alle kommerziellen Tätigkeiten ausüben, welche direkt oder indirekt mit dem Zweck der Gesellschaft im Zusammenhang stehen, und alle Massnahmen ergreifen, die den Gesellschaftszweck angemessen zu fördern scheinen oder mit diesem im Zusammenhang stehen.

[3]The Company may provide any kind of financial assistance, including guarantees, to and for group companies. The Company may engage in any type of commercial activity that is directly or indirectly related to its purpose and take any measures it determines appropriate to promote the purpose of the Company, or that are connected with its purpose.

Artikel 3: Dauer	Article 3: Duration

Die Dauer der Gesellschaft ist unbeschränkt.	The duration of the Company is unlimited.

II. Aktienkapital	II. Share Capital

Artikel 4: Anzahl Aktien, Nominalwert, Art	Article 4: Number of Shares, Par Value, Type

Das Aktienkapital der Gesellschaft beträgt Schweizer Franken 1’326’075’326.40, eingeteilt in 276’265’693 voll liberierte Namenaktien. Jede Namenaktie hat einen Nennwert von Schweizer Franken 4.80 (jede Namenaktie nachfolgend bezeichnet als “Aktie” bzw. zusammen die “Aktien”).

The share capital of the Company is Swiss Francs 1’326’075’326.40 and is divided into 276’265’693 fully paid-up registered shares. Each registered share has a par value of Swiss Francs 4.80 (each such registered share hereinafter a “Share” and collectively the “Shares”).

Artikel 5: Anerkennung der Statuten	Article 5: Recognition of Articles

Jede Ausübung von Aktionärsrechten schliesst die Anerkennung der Gesellschaftsstatuten in der jeweils gültigen Fassung in sich ein.	Any exercise of shareholders’ rights automatically comprises recognition of the version of these Articles of Association in force at the time.

Artikel 6: Genehmigtes Aktienkapital	Article 6: Authorized Share Capital

[1]Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis spätestens zum 26. März 2011, im Maximalbetrag von Schweizer Franken 663’037’660.80 durch Ausgabe von höchstens 138’132’846 vollständig zu liberierenden Aktien mit einem Nennwert von je Schweizer Franken 4.80 zu erhöhen. Eine Erhöhung des Aktienkapitals (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig.

[1]The Board of Directors is authorized to increase the share capital no later than March, 26, 2011, by a maximum amount of Swiss Francs 663’037’660.80 by issuing a maximum of 138’132’846 fully paid-up Shares with a par value of Swiss Francs 4.80 each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts, shall be permissible.

[2]Der Verwaltungsrat legt den Zeitpunkt der Ausgabe der neuen Aktien, deren Ausgabepreis, die Art der Liberierung, den Beginn der Dividenden-berechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, fest. Nicht ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. die Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt worden sind, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.

[2]The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid-up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place such rights or Shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

[3]Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre aus wichtigen Gründen zu entziehen oder zu beschränken und Dritten zuzuweisen, insbesondere:	[3]The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to third parties for important reasons, including:

(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder	(a) if the issue price of the new Shares is determined by reference to the market price; or

(b)  für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder

(b)  for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or

(c)  zum Zwecke der Erweiterung des Aktionärskreises in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder

(c)  for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new Shares on domestic or foreign stock exchanges; or

(d)  für die Einräumung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder

(d)  for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchaser(s) or underwriter(s); or

(e) für die Beteiligung von:	(e) for the participation of:

i.    Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung und Mitarbeitern, die für die Gesellschaft oder eine Gruppengesellschaft tätig sind, vorausgesetzt, dass der Gesamtbetrag der unter dieser Bestimmung (e)(i) ausgegebenen Aktien einen Betrag von Schweizer Franken 48’000’000, eingeteilt in 10’000’000 vollständig zu liberierende Aktien mit einem Nennwert von je Schweizer Franken 4.80 nicht übersteigt; und

i.    members of the Board of Directors, members of the executive management and employees of the Company or any of its group companies, always provided that the total amount of such Shares to be issued under this clause (e)(i) shall not exceed Swiss Francs 48’000’000, divided into 10’000’000 fully paid-up Shares, with a par value of Swiss Francs 4.80 per Share; and

ii.   Vertragspartnern oder Beratern oder anderen Personen, die für die Gesellschaft oder eine Gruppengesellschaft Leistungen erbringen, vorausgesetzt, dass der Gesamtbetrag der unter dieser Bestimmung(e)(ii) ausgegebenen Aktien einen Betrag von Schweizer Franken 4’800’000, eingeteilt in 1’000’000 vollständig zu liberierende Aktien mit einem Nennwert von je Schweizer Franken 4.80 nicht übersteigt; oder

ii.   contractors or consultants of the Company or any of its group companies or any other persons performing services for the benefit of the Company or any of its group companies, always provided that the total amount of such Shares to be issued under this clause (e)(ii) shall not exceed Swiss Francs 4’800’000, divided into 1’000’000 fully paid-up Shares, with a par value of Swiss Francs 4.80 per Share; or

(f)  wenn ein Aktionär oder eine Gruppe von in gemeinsamer Absprache handelnden Aktionären mehr als 15% des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft (die eigenen Aktien der Gesellschaft davon ausgenommen) auf sich vereinigt hat, ohne den übrigen Aktionären ein vom Verwaltungsrat empfohlenes Übernahmeangebot zu unterbreiten; oder zur Abwehr eines unterbreiteten, angedrohten oder potentiellen Übernahmeangebotes, welches der Verwaltungsrat, nach Konsultation mit einem von ihm beigezogenen unabhängigen Finanzberater, den Aktionären nicht zur Annahme empfohlen hat, weil der Verwaltungsrat das Übernahmeangebot in finanzieller Hinsicht gegenüber den Aktionären nicht als fair beurteilt hat.

(f)  following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the Commercial Register (excluding treasury shares) without having submitted to the other shareholders a takeover offer recommended by the Board of Directors, or for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be fair to the shareholders from a financial point of view.

[4]Die neuen Aktien unterliegen den Eintragungsbeschränkungen in das Aktienbuch gemäss Artikel 9 und 10 dieser Statuten.	[4]The new Shares shall be subject to the limitations for registration in the share register pursuant to Articles 9 and 10 of these Articles of Association.

Artikel 7: Bedingtes Aktienkapital	Article 7: Conditional Share Capital

[1]Das Aktienkapital kann sich durch Ausgabe von höchstens 138’132’846 voll zu liberierenden Aktien im Nennwert von je Schweizer Franken 4.80 um höchstens Schweizer Franken 663’037’660.80 erhöhen durch:
[1]The share capital may be increased in an amount not to exceed Swiss Francs 663’037’660.80 through the issuance of up to 138’132’846 fully paid-up Shares with a par value of Swiss Francs 4.80 per Share through:

(a)  die Ausübung von Wandel-, Tausch-, Options-, Bezugs- oder ähnlichen Rechten auf den Bezug von Aktien (nachfolgend die “Umwandlungsrechte”), welche Dritten oder Aktionären im Zusammenhang mit auf nationalen oder internationalen Kapitalmärkten neu oder bereits begebenen Anleihensobligationen, Optionen, Warrants oder anderen Finanzmarktinstrumenten oder neuen oder bereits bestehenden vertraglichen Verpflichtungen der Gesellschaft, einer ihrer Gruppengesellschaften oder ihrer Rechtsvorgänger eingeräumt werden (nachfolgend zusammen, “die mit Umwandlungsrechten verbundenen Obligationen”); dabei darf der Gesamtbetrag der ausgegebenen Aktien einen Betrag von Schweizer Franken 634’237’660.80, eingeteilt in 132’132’846 vollständig zu liberierende Aktien mit einem Nennwert von je Schweizer Franken 4.80 nicht übersteigen; und/oder

(a)  the exercise of conversion, exchange, option, warrant or similar rights for the subscription of Shares (hereinafter the “Rights”) granted to third parties or shareholders in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of the Company, one of its group companies, or any of their respective predecessors (hereinafter collectively, the “Rights-Bearing Obligations”); the total amount of Shares that may be issued under such Rights shall not exceed Swiss Francs 634’237’660.80, divided into 132’132’846 fully paid-up Shares with a par value of Swiss Francs 4.80 per Share; and/or

(b) die Ausgabe von mit Umwandlungsrechten verbundenen Obligationen an:	(b) the issuance of Rights-Bearing Obligations granted to:

i.    die Mitglieder des Verwaltungsrates, Mitglieder der Geschäftsleitung und Arbeitnehmer, die für die Gesellschaft oder eine Gruppengesellschaft tätig sind; vorausgesetzt, dass der Gesamtbetrag der unter dieser Bestimmung (b)(i) ausgegebenen Aktien einen Betrag von Schweizer Franken 24’000’000, eingeteilt in 5’000’000 vollständig zu liberierende Aktien mit einem Nennwert von je Schweizer Franken 4.80 nicht übersteigt; oder

i.    the members of the Board of Directors, members of the executive management and employees of the Company or any of its group companies, always provided that the total amount of such Shares to be issued under this clause (b)(i) shall not exceed Swiss Francs 24’000’000, divided into 5’000’000 fully paid-up Shares, with a par value of Swiss Francs 4.80 per Share; or

ii.   Vertragspartner oder Berater oder andere Personen, die für die Gesellschaft oder eine Gruppengesellschaft Leistungen erbringen, vorausgesetzt, dass der Gesamtbetrag der unter dieser Bestimmung (b)(ii) ausgegebenen Aktien einen Betrag von Schweizer Franken 4’800’000, eingeteilt in 1’000’000 vollständig zu liberierende Aktien mit einem Nennwert von je Schweizer Franken 4.80 nicht übersteigt.

ii.   contractors or consultants of the Company or any of its group companies or any other persons providing services to the Company or its group companies, always provided that the total amount of such Shares to be issued under this clause (b)(ii) shall not exceed Swiss Francs 4’800’000, divided into 1’000’000 fully paid-up Shares, with a par value of Swiss Francs 4.80 per Share.

[2]Der Verwaltungsrat ist ermächtigt, die Vorwegzeichnungsrechte der Aktionäre im Zusammenhang mit der Ausgabe von mit Umwandlungsrechten verbundenen Obligationen durch die Gesellschaft oder eine ihrer Gruppengesellschaften aus wichtigen Gründen zu beschränken oder aufzuheben, falls (1) die Ausgabe zum Zwecke der Übernahme von Unternehmen, Unternehmensteilen, für Beteiligungen oder zum Zwecke der Finanzierung oder Refinanzierung derartiger Transaktionen oder (2) die Ausgabe auf nationalen oder internationalen Finanzmärkten oder im Rahmen einer Privatplatzierung erfolgt.

[2]The Board of Directors shall be authorized to withdraw or limit the preferential subscription rights in connection with the issuance by the Company, one of its group companies or any of their respective predecessors of Rights-Bearing Obligations for important reasons, including if (1) the issuance is for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions or (2) the issuance occurs in national or international capital markets or through a private placement.

[3]Wird das Vorwegzeichnungsrecht durch den Verwaltungsrat beschränkt oder aufgehoben, gilt Folgendes:	3If the Board of Directors limits or withdraws the preferential subscription right, then the following shall apply:

(a) Die mit Umwandlungsrechten verbundenen Obligationen sind zu den jeweils marktüblichen Bedingungen auszugeben oder einzugehen; und	(a) the Rights-Bearing Obligations shall be issued or entered into at market conditions; and

(b)  der Umwandlungs-, Tausch- oder sonstige Ausübungspreis der mit Umwandlungsrechten verbundenen Obligationen ist unter Berücksichtigung jeweils marktüblichen Bedingungen im Zeitpunkt der Ausgabe der mit Umwandlungsrechten verbundenen Obligationen festzusetzen; und
(b) the conversion, exchange or exercise price of the Rights-Bearing Obligations shall be set at market conditions prevailing at the date on which the Rights-Bearing Obligations are issued; and

(c) die Umwandlungsrechte sind höchstens während 30 Jahren ab dem jeweiligen Zeitpunkt der Ausgabe der betreffenden mit Umwandlungsrechten verbundenen Obligationen ausübbar.	(c) the Rights may only be exercised during a maximum period of 30 years from the date of the issuance of the relevant Rights-Bearing Obligation.

4Im Zusammenhang mit der Ausübung von Umwandlungsrechten in Aktien, ist das Bezugsrecht der Aktionäre entsprechend den Bedingungen der mit Umwandlungsrechten verbundenen Obligationen ausgeschlossen. Zum Bezug der neuen Aktien, die bei Ausübung der Wandel-, Tausch- oder anderer Ausübungsrechte ausgegeben werden, sind die jeweiligen Inhaber der mit Umwandlungsrechten verbundenen Obligationen berechtigt. Die Bedingungen der mit Umwandlungsrechten verbundenen Obligationen sind unter Berücksichtigung von Artikel 7 Absatz 3 dieser Statuten durch den Verwaltungsrat festzulegen.

[4]The preemptive rights of the shareholders shall be excluded in connection with the conversion, exchange or exercise of such Rights into Shares pursuant to the terms of the relevant Rights-Bearing Obligation. The then current owners of such Rights-Bearing Obligation shall be entitled to subscribe for the new Shares issued upon conversion, exchange or exercise of the related Right. The conditions of the Rights-Bearing Obligations shall be determined by the Board of Directors, subject to Article 7 para. 3 of these Articles of Association.

[5]Das Vorwegzeichnungsrecht wie auch das Bezugsrecht der Aktionäre ist bei der Ausgabe von mit Umwandlungsrechten verbundenen Obligationen gemäss Artikel 7 Absatz 1(b) dieser Statuten, oder bei Ausgabe neuer Aktien infolge Ausübung solcher Umwandlungsrechte ausgeschlossen. Die Ausgabe von Aktien oder mit Umwandlungsrechten verbundenen Obligationen an die in Artikel 7 Absatz 1(b) dieser Statuten genannten Personen erfolgt gemäss einem oder mehreren Beteiligungsplänen der Gesellschaft. Die Ausgabe von Aktien an die in Artikel 7 Absatz 1(b) dieser Statuten genannten Personen kann zu einem Preis erfolgen, der unter dem Kurs der Börse liegt, an der die Aktien gehandelt werden, muss aber mindestens zum Nennwert erfolgen.

[5]The preferential subscription rights and preemptive rights of the shareholders shall be excluded in connection with the issuance of any Rights-Bearing Obligations pursuant to Article 7 para. 1(b) of these Articles of Association or, upon exercise of the Rights, the newly issued Shares. Shares or Rights-Bearing Obligations may be issued to any of the persons referred to in Article 7 para. 1(b) of these Articles of Association in accordance with one or more benefit or incentive plans of the Company. Shares may be issued to any of the persons referred to in Article 7 para. 1(b) of these Articles of Association at a price lower than the current market price quoted on any securities exchange on which the Shares are traded, but at least at par value.

[6]Die Aktien, welche über die Ausübung von Umwandlungsrechten erworben werden, unterliegen den Eintragungsbeschränkungen in das Aktienbuch gemäss Artikel 9 und 10 dieser Statuten.	[6]The Shares acquired through the exercise of Rights shall be subject to the limitations for registration in the share register pursuant to Articles 9 and 10 of these Articles of Association.

Artikel 8: Aktienzertifikate	Article 8: Share Certificates

[1]Ein Aktionär hat nur dann Anspruch auf die Ausgabe eines Aktienzertifikates, wenn der Verwaltungsrat die Ausgabe von Aktienzertifikaten beschliesst. Aktienzertifikate werden in der vom Verwaltungsrat festgelegten Form ausgegeben. Ein Aktionär kann jederzeit eine Bescheinigung über die Anzahl der von ihm gehaltenen Aktien verlangen.

1A shareholder shall be entitled to a Share certificate only if the Board of Directors resolves that Share certificates shall be issued. Share certificates, if any, shall be in such form as the Board of Directors may determine. A shareholder may at any time request an attestation of the number of Shares held by it.

[2]Die Gesellschaft kann jederzeit auf die Ausgabe und Aushändigung von Zertifikaten verzichten und mit Zustimmung des Aktionärs ausgegebene Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren.
[2]The Company may dispense with the obligation to issue and deliver certificates, and may, with the consent of the shareholder, cancel without replacement issued certificates delivered to the Company.

[3]Nicht-verurkundete Aktien und die damit verbundenen Rechte können nur durch schriftliche Zession übertragen werden. Eine solche Zession bedarf zur Wirksamkeit gegenüber der Gesellschaft der Anzeige an die Gesellschaft. Werden nicht-verurkundete Aktien im Auftrag des Aktionärs von einem Transfer Agenten, einer Trust Gesellschaft, Bank oder einer ähnlichen Gesellschaft verwaltet (der “Transfer Agent”), so können diese Aktien und die damit verbundenen Rechte nur unter Mitwirkung des Transfer Agenten übertragen werden.

[3]Uncertificated Shares and the uncertificated rights deriving from them may only be transferred by written assignment, such assignment being valid only if the Company is notified. If uncertificated Shares are administered on behalf of a shareholder by a transfer agent, trust company, bank or similar entity (the “Transfer Agent”), such Shares and the rights deriving from them may be transferred only with the cooperation of the Transfer Agent.

[4]Werden nicht-verurkundete Aktien zugunsten von einer anderen Zivilrechtlichen Person als dem Transfer Agenten verpfändet, so ist zur Gültigkeit der Verpfändung eine Anzeige an den Transfer Agenten erforderlich.
4If uncertificated Shares are pledged in favor of any Person other than the Transfer Agent, notification to such Transfer Agent shall be required for the pledge to be effective.

5Für den Fall, dass die Gesellschaft beschliesst, Aktienzertifikate auszugeben und auszuhändigen, müssen die Aktienzertifikate die Unterschrift(en) von einem oder mehreren zeichnungsberechtigten Personen tragen. Mindestens eine dieser Personen muss ein Mitglied des Verwaltungsrates sein. Faksimile-Unterschriften sind erlaubt.

5If the Company decides to issue and deliver Share certificates, the Share certificates shall bear the signature(s) of one or more duly authorized signatories of the Company, at least one of which shall be a member of the Board of Directors. These signatures may be facsimile signatures.

[6]Die Inhaber von Aktienzertifikaten haben der Gesellschaft den Verlust, Diebstahl, die Zerstörung oder Beschädigung von Zertifikaten unverzüglich zu melden. Die Gesellschaft kann an solche Inhaber gegen Aushändigung des beschädigten Zertifikates, oder gegen ausreichenden Nachweis eines Verlustes, Diebstahls oder der Zerstörung, neue Zertifikate ausgeben. Der Verwaltungsrat, ein von diesem eingesetzter Ausschuss, oder der Transfer Agent können in ihrem freien Ermessen vom Eigentümer des verlorenen, gestohlenen oder zerstörten Zertifikates, oder, im Fall einer Zivilrechtlichen Person, von deren gesetzlichem Vertreter verlangen, dass diese der Gesellschaft einen Schuldschein im Betrag und mit Sicherheiten ausgestaltet wie vom Verwaltungsrat, einem von diesem eingesetzten Ausschuss oder dem Transfer Agent verlangt übergibt, der es erlaubt, die Gesellschaft und den Transfer Agent für sämtliche Ansprüche zu entschädigen, die sich im Zusammenhang mit dem behaupteten Verlust, Diebstahl oder der Zerstörung eines solchen Zertifikates oder mit der Ausgabe eines neuen Zertifikates ergeben können.

[6]The holder of any Share certificate(s) shall immediately notify the Company of any loss, theft, destruction or mutilation of any such certificate(s); the Company may issue to such holder a new certificate upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction; the Board of Directors, or a committee designated thereby, or the Transfer Agent, may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or such Person’s legal representative, to give the Company a bond in such sum and with such surety or sureties as they may direct to indemnify the Company and said Transfer Agent against any claim that may be made on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

[7]Der Verwaltungsrat ist berechtigt, zusätzliche Regelungen und Anordnungen zu treffen, die er im Zusammenhang mit der Ausgabe und Übertragung von Zertifikaten über Aktien verschiedener Kategorien als zweckdienlich erachtet. Er kann im Zusammenhang mit der Ausgabe neuer Aktienzertifikate als Ersatz für verloren gegangene, gestohlene, zerstörte oder beschädigte Zertifikate geeignete Regelungen erlassen und Massnahmen ergreifen.

[7]The Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue and transfer of certificates representing Shares of each class of the Company and may make such rules and take such action as it may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

[8]Die Gesellschaft kann in jedem Fall Aktienzertifikate ausgeben, die mehr als eine Aktie verkörpern.	[8]The Company may in any event issue Share certificates representing more than one Share.

Artikel 9: Aktienbuch, Eintragungsbeschränkungen, Nominees	Article 9: Share Register, Restrictions on Registration, Nominees

[1]Die Gesellschaft selbst oder ein von ihr beauftragter Dritter führt ein Aktienbuch. Darin werden die Eigentümer und Nutzniesser der Aktien sowie Nominees mit Namen und Vornamen, Adresse und Staatsangehörigkeit (bei Rechtseinheiten mit Firma und Sitz) eingetragen. Ändert eine im Aktienbuch eingetragene Zivilrechtliche Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle schriftlichen Mitteilungen der Gesellschaft an die im Aktienbuch eingetragenen Zivilrechtlichen Personen als rechtsgültig an die bisher im Aktienbuch eingetragene Adresse erfolgt.

[1]The Company shall maintain, itself or through a third party, a share register that lists the surname, first name, address and citizenship (or the name and registered office for legal entities) of the owners and usufructuaries of the Shares as well as the nominees. A Person recorded in the share register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to Persons of record shall be deemed to have validly been made if sent to the address recorded in the share register.

[2]Ein Erwerber von Aktien wird auf Gesuch als Aktionär mit Stimmrecht im Aktienbuch eingetragen, vorausgesetzt, dass ein solcher Erwerber auf Aufforderung durch die Gesellschaft ausdrücklich erklärt, die Aktien im eigenen Namen und auf eigene Rechnung erworben zu haben. Der Verwaltungsrat kann Nominees, welche Aktien im eigenen Namen aber auf fremde Rechnung halten, als Aktionäre mit Stimmrecht im Aktienbuch der Gesellschaft eintragen. Der Verwaltungsrat kann Kriterien für die Billigung solcher Nominees als Aktionäre mit Stimmrecht festlegen. Die an den Aktien wirtschaftlich Berechtigten, welche die Aktien über einen Nominee halten, üben Aktionärsrechte mittelbar über den Nominee aus.

2An acquirer of Shares shall be recorded upon request in the share register as a shareholder with voting rights; provided, however, that any such acquirer upon request of the Company expressly declares to have acquired the Shares in its own name and for its own account. The Board of Directors may record nominees who hold Shares in their own name, but for the account of third parties, as shareholders of record in the share register of the Company. The Board of Directors may set forth the relevant requirements for the acceptance of nominees as shareholders with voting rights. Beneficial owners of Shares who hold Shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee.

[3]Sollte der Verwaltungsrat die Eintragung eines Aktionärs als Aktionär mit Stimmrecht ablehnen, muss dem Aktionär diese Ablehnung innerhalb von 20 Tagen nach Erhalt des Eintragungsgesuches mitgeteilt werden. Aktionäre, die nicht als Aktionäre mit Stimmrecht anerkannt wurden, sind als Aktionäre ohne Stimmrecht im Aktienbuch einzutragen.

3If the Board of Directors refuses to register a shareholder as a shareholder with voting rights, it shall notify the shareholder of such refusal within 20 days upon receipt of the application. Non-recognized shareholders shall be entered in the share register as shareholders without voting rights.

[4]Der Verwaltungsrat kann nach Anhörung des eingetragenen Aktionärs dessen Eintragung im Aktienbuch als Aktionär mit Stimmrecht mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist. Der Betroffene muss über die Streichung sofort informiert werden.

[4]After hearing the registered shareholder concerned, the Board of Directors may cancel the registration of such shareholder as a shareholder with voting rights in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The relevant shareholder shall be informed promptly of the cancellation.

[5]Sofern die Gesellschaft an einer Börse im Ausland kotiert ist, ist es der Gesellschaft mit Bezug auf den Regelungsgegenstand dieses Artikels 9 gestattet, die in der jeweiligen Rechtsordnung geltenden Vorschriften und Normierungen anzuwenden.

5In case the Company is listed on any foreign stock exchange, the Company is permitted to comply with the relevant rules and regulations that are applied in that foreign jurisdiction with regard to the subject of this Article 9.

Artikel 10: Rechtsausübung	Article 10: Exercise of Rights

[1]Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	[1]The Company shall only accept one representative per Share.

[2]Stimmrechte und die damit verbundenen Rechte können der Gesellschaft gegenüber von einem Aktionär, Nutzniesser der Aktien oder Nominee jeweils nur in dem Umfang ausgeübt werden, wie diese Zivilrechtliche Person mit Stimmrecht im Aktienbuch eingetragen ist.

[2]Voting rights and rights derived from them may be exercised in relation to the Company by a shareholder, usufructuary of Shares or nominee only to the extent that such Person is recorded in the share register with the right to exercise his voting rights.

III. Organe und Organisation der Gesellschaft	III. Corporate Bodies and Organization of the Company

Artikel 11: Gesellschaftsorgane	Article 11: Corporate Bodies

Die Organe der Gesellschaft sind:	The corporate bodies are:

(a) die Generalversammlung;	(a) the General Meeting of Shareholders;

(b) der Verwaltungsrat;	(b) the Board of Directors;

(c) die Revisionsstelle; und	(c) the auditor; and

(d) zusätzliche, durch den Verwaltungsrat im Rahmen des Organisationsreglements bestellte Gremien.	(d) additional bodies as may be established by the Board of Directors in accordance with the By-Laws.

A. Generalversammlung	A. General Meeting of the Shareholders

Artikel 12: Befugnisse	Article 12: Authority

[1]Die Generalversammlung ist das oberste Organ der Gesellschaft.	[1]The General Meeting of Shareholders is the supreme corporate body of the Company.

[2]Der Generalversammlung stehen die folgenden unübertragbaren Befugnisse zu:	[2]The following powers shall be vested exclusively in the General Meeting of Shareholders:

(a) die Festsetzung und Änderung der Statuten;	(a) the adoption and amendment of these Articles of Association;

(b) die Wahl der Mitglieder des Verwaltungsrates und der Revisionsstelle;	(b) the election of the members of the Board of Directors and the auditor;

(c) die Genehmigung des Jahresberichtes und der Konzernrechnung;	(c) the approval of the annual report and the consolidated financial statements of the Company;

(d) die Genehmigung der Jahresrechnung der Gesellschaft, sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende;
(d)  the approval of the annual statutory financial statements of the Company and the resolution on the allocation of profit shown on the annual statutory balance sheet, in particular the determination of any dividend;

(e) die Entlastung der Mitglieder des Verwaltungsrates und der übrigen mit der Geschäftsführung betrauten Zivilrechtlichen Personen;	(e) the grant of a release from liability to the members of the Board of Directors and the Persons entrusted with management;

(f) die Genehmigung des Zusammenschlusses mit einem Nahestehenden Aktionär nach Artikel 21 Absatz 4 (die jeweilige Definition findet sich unter Artikel 35 dieser Statuten); und	(f) the approval pursuant to Article 21 para. 4 of a Business Combination with an Interested Shareholder (as each such term is defined in Article 35 of these Articles of Association); and

(g)  die Beschlussfassung über Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind, oder die vom Verwaltungsrat gemäss Artikel 716a OR der Generalversammlung zur Beschlussfassung vorgelegt werden.

(g)  the adoption of resolutions on matters that are reserved to the General Meeting of Shareholders by law, these Articles of Association or, subject to article 716a CO, that are submitted to the General Meeting of Shareholders by the Board of Directors.

Artikel 13: Ordentliche Generalversammlung	Article 13: Annual General Meeting

[1]Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Schluss des Geschäftsjahres statt. Spätestens zwanzig Kalendertage vor der ordentlichen Generalversammlung sind der Geschäftsbericht und der Revisionsbericht den Aktionären am Gesellschaftssitz zur Einsicht aufzulegen. Jeder Aktionär kann verlangen, dass ihm unverzüglich eine Ausfertigung des Geschäftsberichts und des Revisionsberichts ohne Kostenfolge zugesandt wird. Die im Aktienbuch eingetragenen Aktionäre werden über die Verfügbarkeit des Geschäftsberichts und des Revisionsberichts durch schriftliche Mitteilung unterrichtet. In der Einladung zur ordentlichen Generalversammlung wird auf die Verfügbarkeit des Geschäftsberichts und des Revisionsberichts hingewiesen.

[1]The Annual General Meeting shall be held each year within six months after the close of the fiscal year of the Company. The annual report and the auditor’s report shall be made available for inspection by the shareholders at the registered office of the Company no later than twenty calendar days prior to the Annual General Meeting. Each shareholder is entitled to request prompt delivery of a copy of the annual report and the auditor’s report free of charge. Shareholders of record will be notified of the availability of the annual report and the auditor’s report in writing. Reference to the availability of the annual report and the auditor’s report shall be included in the notice of the Annual General Meeting.

[2]Die ordentliche Generalversammlung kann im Ausland durchgeführt werden.	[2]The Annual General Meeting may be held outside of Switzerland.

Artikel 14: Ausserordentliche Generalversammlung	Article 14: Extraordinary General Meeting

[1]Ausserordentliche Generalversammlungen finden in den vom Gesetz vorgesehenen Fällen statt, insbesondere, wenn der Verwaltungsrat, der Verwaltungsratspräsident, der Chief Executive Officer oder der Company President es für notwendig oder angezeigt erachten oder die Revisionsstelle dies verlangt.

1An Extraordinary General Meeting shall be held in the circumstances provided by law, in particular when deemed necessary or appropriate by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President, or if so requested by the auditor.

[2]Ausserdem muss der Verwaltungsrat, der Verwaltungsratspräsident, der Chief Executive Officer oder der Company President eine ausserordentliche Generalversammlung einberufen, wenn es eine Generalversammlung so beschliesst oder wenn ein oder mehrere Aktionäre, welche zusammen mindestens zehn Prozent des im Handelsregister eingetragenen Aktienkapitals vertreten, dies verlangen, und unter der Voraussetzung, dass folgende Angaben gemacht werden:

2An Extraordinary General Meeting shall further be convened by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President, upon resolution of a General Meeting of Shareholders or if so requested by one or more shareholders who, in the aggregate, represent at least one-tenth of the share capital recorded in the Commercial Register, and who submit:

(a)  (1) schriftliches, von dem Aktionär bzw. den Aktionären unterzeichnetes und die Verhandlungsgegenstände bezeichnendes Begehren, (2) die Anträge sowie (3) der Nachweis der erforderlichen Anzahl der im Aktienbuch eingetragenen Aktien; und

(a)  (1) a written request signed by such shareholder(s) that specifies the item(s) to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register; and

(b) weitere Informationen, die von der Gesellschaft nach den Regeln der U.S. Securities and Exchange Commission (die “SEC”) in einem sog. Proxy Statement aufgenommen und veröffentlicht werden müssen.	(b) such other information as would be required to be included in a proxy statement pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”).

[3]Die ausserordentliche Generalversammlung kann im Ausland durchgeführt werden.	3An Extraordinary General Meeting may be held outside of Switzerland.

Artikel 15: Einberufung der Generalversammlung	Article 15: Notice of Shareholders’ Meetings

[1]Die ordentliche und die ausserordentliche Generalversammlung (einzeln und zusammen die “Generalversammlung”) wird durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle, spätestens 20 Kalendertage vor dem Tag der Generalversammlung einberufen.

[1]Notice of an Annual General Meeting or an Extraordinary General Meeting (individually and collectively the “General Meeting of Shareholders”) shall be given by the Board of Directors or, if necessary, by the auditor, at least twenty calendar days before the General Meeting of Shareholders is to take place.

[2]Die auf Verlangen eines Aktionärs durchzuführende ausserordentliche Generalversammlung ist durch den Verwaltungsrat innerhalb eines angemessenen Zeitraums seit Empfang des Begehrens auf Einberufung einer ausserordentlichen Generalversammlung einzuberufen.
2In case of an Extraordinary General Meeting requested by a shareholder, the Board of Directors shall call such Extraordinary General Meeting within a reasonable time after such request.

[3]Die Einberufung erfolgt durch einmalige Bekanntmachung im Publikationsorgan der Gesellschaft gemäss Artikel 34 dieser Statuten. Für die Einhaltung der Einberufungsfrist ist der Tag der Veröffentlichung der Einberufung im Publikationsorgan massgeblich, wobei der Tag der Veröffentlichung nicht mitzuzählen ist. Die im Aktienbuch eingetragenen Aktionäre können zudem auf dem ordentlichen Postweg über die Generalversammlung informiert werden.

[3]Notice of the General Meeting of Shareholders shall be given by way of a single announcement in the official means of publication of the Company pursuant to Article 34 of these Articles of Association. The notice period shall be deemed to have been observed if notice of the General Meeting of Shareholders is published in such official means of publication, it being understood that the date of publication is not to be included for purposes of computing the notice period. Shareholders of record may in addition be informed of the General Meeting of Shareholders by ordinary mail.

[4]Die Einberufung enthält die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates und des oder der Aktionäre, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, und bei Wahlen die Namen des oder der zur Wahl vorgeschlagenen Kandidaten.

[4]The notice of a General Meeting of Shareholders shall specify the items on the agenda and the proposals of the Board of Directors and/or the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda, and, in the event of elections, the name(s) of the candidate(s) that has or have been put on the ballot for election.

Artikel 16: Traktandierung; Nominierungen	Article 16: Agenda; Nominations

[1]Jeder Aktionär kann die Traktandierung eines Verhandlungsgegenstandes verlangen.	[1]Any shareholder may request that an item be included on the agenda of a General Meeting of Shareholders.

[2]Das Traktandierungsbegehren muss in schriftlicher Fassung spätestens 60, frühestens aber 120 Kalendertage vor der Generalversammlung an den Sekretär der Gesellschaft zugestellt werden. Jedes Gesuch muss den Namen und die Adresse des antragstellenden Aktionärs (so, wie er in den Gesellschaftsunterlagen aufgeführt ist), sowie eine eindeutige und präzise Formulierung des Verhandlungsgegenstandes enthalten. Darüberhinaus ist ein Nachweis über die erforderliche, im Aktienbuch der Gesellschaft eingetragene Aktionärseigenschaft beizulegen. Sofern der Vorsitzende der Generalversammlung feststellt, dass ein Verhandlungsgegenstand nicht ordnungsgemäss traktandiert wurde, so hat er diesen Verhandlungsgegenstand für nicht ordnungsgemäss traktandiert zu erklären und den Gegenstand von der Verhandlung auszuschliessen.

2In order for an item to be included on the agenda for a General Meeting of Shareholders, a written request must be sent to the Secretary of the Company not less than 60 nor more than 120 calendar days prior to the meeting. Each such request must specify the name and address of the shareholder who requested it (as the same appear in the Company’s records), and a clear and concise statement of the agenda item, and shall be accompanied by evidence of the required shareholdings recorded in the share register. If the chairman of a General Meeting of Shareholders determines that any proposed business has not been properly brought before the meeting, he shall declare such business out of order; and such business shall not be conducted at the meeting.

[3]Der Verwaltungsrat oder jeder zu der Wahl von Verwaltungsräten berechtigte Aktionär darf Nominierungen für die Wahl des Verwaltungsrates der Gesellschaft treffen. Jeder Aktionär, der im Rahmen der Generalversammlung zu der Wahl von Verwaltungsräten berechtigt ist, darf Personen für die Wahl des Verwaltungsrates nur dann vorschlagen, wenn die Absicht einer solchen Nominierung dem Sekretär der Gesellschaft in schriftlicher Form durch persönliches Überbringen, Brief, im Voraus bezahltes Porto, und unter den folgenden Voraussetzungen angekündigt wurde: (a) 90 Tage vor Durchführung einer ordentlichen Generalversammlung, und (b) bei ausserordentlichen Generalversammlungen, bis spätestens zum Ende der ordentlichen Bürostunden am siebenten Tag nach der erstmaligen Bekanntgabe einer derartigen Versammlung an die Aktionäre. Jeder der Wahlvorschläge muss inhaltlich folgenden Anforderungen genügen: (i) Name und Adresse des Aktionärs, der ein oder mehrere Personen für die Wahl vorschlägt; (ii) ein Nachweis, dass der Aktionär die Anteile hält, die ihn zu einer Wahl berechtigen und dass er beabsichtigt, an der Versammlung persönlich oder durch einen Vertreter teilzunehmen, um die vorgeschlagene Person zu nominieren; (iii) die Benennung aller Vereinbarungen und Übereinkünfte zwischen dem Aktionär und der von diesem nominierten Person und jedem Dritten (namentliche Nennung erforderlich), gemäss welchem eine Nominierung durch den Aktionär erfolgen soll; (iv) weitere Informationen über jede durch einen Aktionär nominierte Person, die von der Gesellschaft nach den Proxy Regeln der SEC in einem sog. Proxy Statement aufgenommen werden müssen, hätte der Verwaltungsrat die jeweilige nominierte Person nominiert oder nominieren wollen; und (v) die Erklärung der nominierten Person das Mandat als Verwaltungsrat anzunehmen für den Fall, dass die nominierte Person in diese Funktion gewählt wird. Der Vorsitzende kann, bei Nichteinhaltung der in diesem Absatz umschriebenen Vorgehensweise, die Anerkennung einer Nominierung verweigern.

[3]Nominations for the election of directors of the Company may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Any shareholder entitled to vote for the election of directors at a General Meeting of Shareholders may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by mail, postage prepaid, to the Secretary of the Company not later than (a) with respect to an election to be held at an Annual General Meeting of Shareholders, 90 days in advance of such meeting, and (b) with respect to an election to be held at an Extraordinary General Meeting of Shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholders as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

4Zu nicht gehörig angekündigten Verhandlungsgegenständen können keine Beschlüsse der Generalversammlung gefasst werden. Hiervon ausgenommen ist jedoch der Beschluss über den in einer Generalversammlung gestellten Antrag auf:

4No resolution may be passed at a General Meeting of Shareholders concerning an agenda item in relation to which due notice was not given, except for proposals made during a General Meeting of Shareholders to:

(a) Einberufung einer ausserordentlichen Generalversammlung; sowie	(a) convene an Extraordinary General Meeting; or

(b) Durchführung einer Sonderprüfung gemäss Artikel 697a OR.	(b) initiate a special investigation in accordance with article 697a CO.

[5]Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.	5No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

Artikel 17: Vorsitz der Generalversammlung, Protokoll, Stimmenzähler	Article 17: Acting Chair, Minutes, Vote Counters

1An der Generalversammlung führt der Verwaltungsratspräsident oder, bei dessen Verhinderung, der Vizepräsident oder eine andere vom Verwaltungsrat bezeichnete Person den Vorsitz.	1At the General Meeting of Shareholders the Chairman of the Board of Directors or, in his absence, the Vice-Chairman or any other person designated by the Board of Directors, shall take the chair.

[2]Der Vorsitzende der Generalversammlung bestimmt den Protokollführer und die Stimmenzähler, die alle nicht Aktionäre sein müssen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.

[2]The acting chair of the General Meeting of Shareholders shall appoint the secretary and the vote counters, none of whom need be shareholders. The minutes of the General Meeting of Shareholders shall be signed by the acting chair and the secretary.

[3]Dem Vorsitzenden der Generalversammlung stehen die notwendigen und erforderlichen Befugnisse und Kompetenzen für eine ordnungsgemässe Durchführung der Generalversammlung zu.	[3]The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.

Artikel 18: Recht auf Teilnahme, Vertretung der Aktionäre	Article 18: Right to Participation and Representation

Sofern die Statuten es vorsehen, ist jeder an einem bestimmten, durch den Verwaltungsrat vorgegebenen Stichtag, im Aktienbuch eingetragene Aktionär berechtigt, an der Generalversammlung teilzunehmen und an der Beschlussfassung mitzuwirken. Ein Aktionär kann sich an der Generalversammlung vertreten lassen, wobei der Vertreter nicht Aktionär sein muss. Der Verwaltungsrat kann die Einzelheiten über die Vertretung und Teilnahme an der Generalversammlung in Verfahrensvorschriften regeln.

Except as provided in these Articles of Association, each shareholder recorded in the share register on a specific qualifying day which may be designated by the Board of Directors shall be entitled to participate at the General Meeting of Shareholders and in any vote taken. The shareholders may be represented by proxies who need not be shareholders. The Board of Directors may issue the particulars of the right to representation and participation at the General Meeting of Shareholders in procedural rules.

Artikel 19: Stimmrechte	Article 19: Voting Rights

[1]Jede Aktie berechtigt zu einer Stimme. Das Stimmrecht untersteht den Bedingungen von Artikel 9 und 10 dieser Statuten.	[1]Each Share shall convey the right to cast one vote. The right to vote is subject to the conditions of Articles 9 and 10 of these Articles of Association.

Artikel 20: Beschlüsse und Wahlen: Mehrheitserfordernisse	Article 20: Resolutions and Elections: Voting Requirements

[1]Die Generalversammlung fasst Beschlüsse und entscheidet Wahlen, soweit das Gesetz oder diese Statuten es nicht anders bestimmen, mit der relativen Mehrheit der abgegebenen Aktienstimmen (wobei Enthaltungen, Broker Nonvotes, leere oder ungültige Stimmen für die Bestimmung des Mehrs nicht berücksichtigt werden).

[1]Unless otherwise required by Swiss statutory law or these Articles of Association, the General Meeting of Shareholders shall take resolutions and decide elections upon a relative majority of the votes cast at the General Meeting of Shareholders (whereby abstentions, broker nonvotes, blank or invalid ballots shall be disregarded for purposes of establishing the majority).

[2]Die Generalversammlung entscheidet über die Wahl von Mitgliedern des Verwaltungsrates nach der Mehrheit der abgegebenen Stimmen. Danach gilt diejenige Person, welche die grösste Zahl der abgegebenen Aktienstimmen für einen Verwaltungsratssitz erhält, als für den betreffenden Verwaltungsratssitz gewählt. Aktienstimmen gegen einen Kandidaten, Stimmenthaltungen, Broker Nonvotes, leere oder ungültige Stimmen haben für die Zwecke dieses Artikels 20 Absatz 2 keine Auswirkungen auf die Wahl von Mitgliedern des Verwaltungsrates.

[2]The General Meeting of Shareholders shall decide elections of members of the Board of Directors upon a plurality of the votes cast at the General Meeting of Shareholders. A plurality means that the individual who receives the largest number of votes for a board seat is elected to that board seat. Votes against any candidate, abstentions, broker nonvotes, blank or invalid ballots shall have no impact on the election of members of the Board of Directors under this Article 20 para. 2.

3Für die Abwahl von amtierenden Mitgliedern des Verwaltungsrates gelten das Mehrheitserfordernis gemäss Artikel 21 Absatz 2(e) sowie das Präsenzquorum von Artikel 22 Absatz 2(a).	[3]For the removal of a serving member of the Board of Directors, the voting requirement set forth in Article 21 para. 2(e) and the presence quorum set forth in Article 22 para. 2(a) shall apply.

[4]Die Abstimmungen und Wahlen erfolgen offen, es sei denn, dass die Generalversammlung schriftliche Abstimmung respektive Wahl beschliesst oder der Vorsitzende der Generalversammlung dies anordnet. Der Vorsitzende der Generalversammlung kann Abstimmungen und Wahlen auch mittels elektronischem Verfahren durchführen lassen. Elektronische Abstimmungen und Wahlen sind schriftlichen Abstimmen und Wahlen gleichgestellt.

[4]Resolutions and elections shall be decided by a show of hands, unless a written ballot is resolved by the General Meeting of Shareholders or is ordered by the acting chair of the General Meeting of Shareholders. The acting chair may also hold resolutions and elections by use of an electronic voting system. Electronic resolutions and elections shall be considered equal to resolutions and elections taken by way of a written ballot.

[5]Der Vorsitzende der Generalversammlung kann eine offene Wahl oder Abstimmung immer durch eine schriftliche oder elektronische wiederholen lassen, sofern seiner Ansicht nach Zweifel am Abstimmungsergebnis bestehen. In diesem Fall gilt die vorausgegangene offene Wahl oder Abstimmung als nicht erfolgt.

[5]The chair of the General Meeting of Shareholders may at any time order that an election or resolution decided by a show of hands be repeated by way of a written or electronic ballot if he considers the vote to be in doubt. The resolution or election previously held by a show of hands shall then be deemed to have not taken place.

Artikel 21: Besonderes Stimmen Quorum	Article 21: Special Vote

[1]Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der an der Generalversammlung vertretenen Aktien sowie die absolute Mehrheit des vertretenen Aktiennennwertes, auf sich vereinigt, ist erforderlich für:

[1]The approval of at least two-thirds of the Shares represented at a General Meeting of Shareholders and the absolute majority of the par value of such Shares, shall be required for resolutions with respect to:

(a) Die Ergänzung oder Änderung des Gesellschaftszweckes gemäss Artikel 2 dieser Statuten;	(a) the amendment or modification of the purpose of the Company as described in Article 2 of these Articles of Association;

(b) die Einführung von Stimmrechtsaktien;	(b) the creation of shares with voting power greater than the Shares;

(c) die Beschränkung der Übertragbarkeit der Aktien und die Änderung oder Aufhebung einer solche Beschränkung;	(c) the restriction on the transferability of Shares and the modification or removal of such restriction;

(d) eine genehmigte oder bedingte Kapitalerhöhung;	(d) an increase in the amount of the authorized or conditional share capital;

(e) die Kapitalerhöhung (i) aus Eigenkapital, (ii) gegen Sacheinlage oder zwecks Sachübernahme oder (iii) die Gewährung von besonderen Vorteilen;
(e)  an increase in share capital through (i) the conversion of capital surplus, (ii) contribution in kind or for purposes of an acquisition of assets, or (iii) the granting of special privileges upon a capital increase;

(f) die Einschränkung oder Aufhebung des Bezugsrechts oder des Vorwegzeichnungsrechtes;	(f) the limitation on or withdrawal of preemptive or preferential subscription rights;

(g) die Verlegung des Sitzes der Gesellschaft;	(g) the relocation of the registered office of the Company;

(h)  die Fusion im Wege der Absorption einer anderen Gesellschaft vorbehaltlich der zusätzlichen Voraussetzungen unter Artikel 21 Absatz 4 dieser Statuten und im Rahmen der gesetzlichen Vorgaben schweizerischen Rechts;
(h) subject to Article 21 para. 4 of these Articles of Association and as far as required by Swiss statutory law, the merger by way of absorption of another company;

(i) die Auflösung der Gesellschaft; und	(i) the dissolution of the Company; and

(j) jede Änderung dieses Artikels 21 Absatz 1.	(j) any change to this Article 21 para. 1.

[2]Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der Gesamtstimmen auf sich vereinigt ist erforderlich für:	[2]The approval of at least two-thirds of the Total Voting Shares shall be required for:

(a) Jede Änderung von Artikel 16 dieser Statuten;	(a) any change to Article 16 of these Articles of Association;

(b) jede Änderung von Artikel 20 dieser Statuten;	(b) any change to Article 20 of these Articles of Association;

(c) jede Änderung dieses Artikels 21 Absatz 2;	(c) any change to this Article 21 para. 2;

(d) jede Änderung von Artikel 22, 23 oder 24 dieser Statuten; und	(d) any change to Article 22, 23 or 24 of these Articles of Association; and

(e) die Abwahl eines amtierenden Mitglieds des Verwaltungsrates.	(e) a resolution with respect to the removal of a serving member of the Board of Directors.

[3]Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der abgegebenen Stimmen auf sich vereinigt, ist erforderlich für:	[3]The approval of at least two-thirds of the Shares voted at a General Meeting of Shareholders shall be required for:

(a) jede Änderung dieses Artikels 21 Absatz 3; und	(a) any change to this Article 21 para. 3; and

(b) jede Änderung von Artikel 25 dieser Statuten.	(b) any change to Article 25 of these Articles of Association.

[4]Zusätzlich zu etwaigen benötigten Zustimmungserfordernissen ist ein Beschluss der Generalversammlung mit einer Mehrheit, die mindestens die Summe von: (i) zwei Drittel der Gesamtstimmen; zuzüglich (ii) einer Anzahl von stimmberechtigten Aktien, die einem Drittel der von Nahestehenden Aktionären (wie in Artikel 35 dieser Statuten definiert) gehaltenen Aktienstimmen entspricht, auf sich vereinigt, erforderlich für (1) jeden Zusammenschluss der Gesellschaft mit einem Nahestehenden Aktionär innerhalb eines Zeitraumes von drei Jahren, seitdem diese Zivilrechtliche Person zu einem Nahestehenden Aktionär wurde, (2) jede Änderung von Artikel 12(f) dieser Statuten oder (3) jede Änderung von diesem Artikel 21 Absatz 4 dieser Statuten (einschliesslich der dazugehörigen Definitionen in Artikel 35 dieser Statuten). Das im vorangehenden Satz aufgestellte Zustimmungserfordernis ist jedoch nicht anwendbar falls:

4In addition to any approval that may be required under applicable law, the approval of a majority at least equal to the sum of: (i) two-thirds of the Total Voting Shares; plus (ii) a number of Shares entitled to vote that is equal to one-third of the number of Shares entitled to vote held by Interested Shareholders (as defined in Article 35 of these Articles of Association), shall be required for the Company to (1) engage in any Business Combination with an Interested Shareholder for a period of three years following the time that such Person became an Interested Shareholder, (2) amend Article 12(f) of these Articles of Association or (3) amend this Article 21 para. 4 of these Articles of Association (including any definitions pertaining thereto as set forth in Article 35 of these Articles of Association); provided, however, that the approval requirement in the preceding sentence shall not apply if:

(a)  der Verwaltungsrat, bevor diese Zivilrechtliche Person zu einem Nahestehenden Aktionär wurde, entweder den Zusammenschluss oder eine andere Transaktion genehmigte, in Folge derer diese Zivilrechtliche Person zu einem Nahestehenden Aktionär wurde;

(a)  prior to such time that such Person became an Interested Shareholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such Person becoming an Interested Shareholder;

(b)  nach Vollzug der Transaktion, in Folge derer diese Zivilrechtliche Person zu einem Nahestehenden Aktionär wurde, der Nahestehende Aktionär unmittelbar vor Beginn der betreffenden Transaktion mindestens 85% der Gesamtstimmen hielt, wobei zur Bestimmung der Anzahl der allgemein stimmberechtigten Aktien (nicht jedoch zur Bestimmung der durch den Nahestehenden Aktionär gehaltenen Aktien) folgende Aktien nicht zu berücksichtigen sind: Aktien, (x) welche von Zivilrechtlichen Personen gehalten werden, die sowohl Verwaltungsrats- wie auch Geschäftsleitungsmitglieder sind, und (y) welche für Mitarbeiteraktienpläne reserviert sind, soweit die diesen Plänen unterworfenen Mitarbeiter nicht das Recht haben, unter Wahrung der Vertraulichkeit darüber zu entscheiden, ob Aktien, die dem betreffenden Mitarbeiteraktienplan unterstehen, in einem Übernahme- oder Austauschangebot angedient werden sollen oder nicht;

(b)  upon consummation of the transaction which resulted in such Person becoming an Interested Shareholder, the Interested Shareholder Owned at least 85% of the Total Voting Shares at the time the transaction commenced, excluding for purposes of determining such number of Shares then in issue (but not for purposes of determining the Shares Owned by the Interested Shareholder), those Shares Owned (x) by Persons who are both members of the Board of Directors and officers of the Company and (y) by employee share plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer;

(c)  eine Zivilrechtliche Person unbeabsichtigterweise zu einem Nahestehenden Aktionär wird und (x) das Eigentum an einer genügenden Anzahl Aktien sobald als möglich veräussert, so dass sie nicht mehr länger als Nahestehender Aktionär qualifiziert und (y) zu keinem Zeitpunkt während der drei dem Zusammenschluss zwischen der Gesellschaft und dieser Zivilrechtlichen Person unmittelbar vorangehenden Jahre als Nahestehender Aktionär gegolten hätte, ausgenommen aufgrund des unbeabsichtigten Erwerbs der Eigentümerschaft.

(c)  a Person becomes an Interested Shareholder inadvertently and (x) as soon as practicable divests itself of Ownership of sufficient Shares so that such Person ceases to be an Interested Shareholder and (y) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Person, have been an Interested Shareholder but for the inadvertent acquisition of Ownership; or

(d)  der Zusammenschluss vor Vollzug oder Verzicht auf und nach öffentlicher Bekanntgabe oder der nach diesem Abschnitt erforderlichen Mitteilung (was auch immer früher erfolgt) eine(r) beabsichtigten Transaktion vorgeschlagen wird, welche (i) eine der Transaktionen im Sinne des zweiten Satzes dieses Artikels 21 Absatz 4(d) darstellt; (ii) mit oder von einer Zivilrechtlichen Person abgeschlossen wird, die entweder während den letzten drei Jahren kein Nahestehender Aktionär war oder die mit der Genehmigung des Verwaltungsrates zu einem Nahestehenden Aktionär wurde; und (iii) von einer Mehrheit der dannzumal amtierenden Mitglieder des Verwaltungsrates (aber mindestens einem) genehmigt oder nicht abgelehnt wird, die entweder bereits Verwaltungsratsmitglieder waren, bevor in den drei vorangehenden Jahren irgendeine Zivilrechtliche Person zu einem Nahestehenden Aktionär wurde, oder die auf Empfehlung einer Mehrheit solcher Verwaltungsratsmitglieder als deren Nachfolger zur Wahl vorgeschlagen wurden. Die im vorangehenden Satz erwähnten beabsichtigen Transaktionen sind auf folgende beschränkt: (x) eine Fusion oder eine andere Form des Zusammenschlusses der Gesellschaft (mit Ausnahme einer Fusion, welche keine Genehmigung durch die Generalversammlung der Gesellschaft voraussetzt); (y) ein Verkauf, eine Vermietung oder eine Verpachtung ein Tausch, hypothekarische Belastung, Verpfändung, Übertragung oder anderweitige Verfügung (ob in einer oder mehreren Transaktionen), von Vermögenswerten der Gesellschaft oder einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird (jedoch nicht an eine direkt oder indirekt zu 100% gehaltene Konzerngesellschaft oder an die Gesellschaft), soweit diese Vermögenswerte einen Marktwert von 50% oder mehr entweder des auf konsolidierter Basis aggregierten Marktwertes aller Vermögenswerte der Gesellschaft oder des aggregierten Marktwertes aller dann im Handelsregister eingetragenen Aktien, unabhängig davon, ob eine dieser Transaktionen Teil einer Auflösung der Gesellschaft ist oder nicht; oder (z) ein vorgeschlagenes Übernahme- oder Umtauschangebot für 50% oder mehr der Gesamtstimmen der Gesellschaft. Die Gesellschaft muss Nahestehenden Aktionären sowie den übrigen Aktionären den Vollzug einer der unter (x) oder (y) des zweiten Satzes dieses Artikels 21 Absatz 4(d) erwähnten Transaktionen mindestens 20 Kalendertage vorher mitteilen.

(d)  the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article 21 para. 4(d); (ii) is with or by a Person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were Directors prior to any Person becoming an Interested Shareholder during the previous three years or were recommended for election to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Company (except for a merger in respect of which no vote of the Company’s shareholders is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-Owned subsidiary of the Company (other than to any direct or indirect wholly Owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the Shares registered in the Commercial Register; or (z) a proposed tender or exchange offer for 50% or more of the Total Voting Shares. The Company shall give not less than 20 calendar days’ notice to all Interested Shareholders as well as to the other shareholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article 21 para. 4(d).

Artikel 22: Präsenzquorum	Article 22: Presence Quorum

[1]Jede Beschlussfassung oder Wahl setzt zu ihrer Gültigkeit im Zeitpunkt der Konstituierung der Generalversammlung ein Präsenzquorum von Aktionären, welche mindestens die Mehrheit aller Gesamtstimmen vertreten, voraus. Die Aktionäre können mit der Behandlung der Traktanden fortfahren, selbst wenn Aktionäre nach Bekanntgabe des Quorums durch den Vorsitzenden die Generalversammlung verlassen.

[1]The adoption of any resolution or election requires the presence of at least a majority of the Total Voting Shares at the time when the General Meeting of Shareholders proceeds to business. The shareholders present at a General Meeting of Shareholders may continue to transact business, despite the withdrawal of shareholders from such General Meeting of Shareholders following announcement of the presence quorum at that meeting.

[2]Die nachfolgend aufgeführten Angelegenheiten erfordern zum Zeitpunkt der Konstituierung der Generalversammlung ein Präsenzquorum von Aktionären, welche mindestens zwei Drittel der Gesamtstimmen vertreten:
[2]The matters set forth below require the presence of at least two-thirds of the Total Voting Shares at the time when the General Meeting of Shareholders proceeds to business:

(a) Die Beschlussfassung über die Abwahl eines amtierenden Verwaltungsratsmitglieds (Artikel 20 Absatz 3 und 21 Absatz 2(e) dieser Statuten); und	(a) the adoption of a resolution to remove a serving member of the Board of Directors (Articles 20 para. 3 and 21 para. 2(e) of these Articles of Association); and

(b) die Beschlussfassung, diesen Artikel 22 oder Artikel 12(f), 20, 21, 23 oder 24 dieser Statuten zu ändern, zu ergänzen, nicht anzuwenden oder ausser Kraft zu setzen.	(b) the adoption of a resolution to amend, vary, suspend the operation of, disapply or cancel this Article 22 or Articles 12(f), 20, 21, 23 or 24 of these Articles of Association.

B. Verwaltungsrat	B. Board of Directors

Artikel 23: Anzahl Verwaltungsräte	Article 23: Number of Directors

[1]Der Verwaltungsrat besteht aus mindestens drei und höchstens neun Mitgliedern.	[1]The Board of Directors shall consist of no less than three and no more than nine members.

[2]Sollte die Anzahl der Verwaltungsräte unter die in diesen Statuten vorgesehene Mindestanzahl fallen, kann die Ernennung neuer Verwaltungsratsmitglieder zur Vervollständigung des Verwaltungsrats bis zur nächsten ordentlichen Generalversammlung aufgeschoben werden.

[2]Should the number of the members of Board of Directors fall under the minimum number provided for in these Articles of Association, the completion of the Board of Directors may be deferred until the next Annual General Meeting.

Artikel 24: Amtsdauer	Article 24: Term of Office

[1]Die Verwaltungsräte werden vom Verwaltungsrat in drei Klassen aufgeteilt, welche als Klasse I, Klasse II und Klasse III bezeichnet werden. An jeder ordentlichen Generalversammlung soll jede Klasse Verwaltungsräte, deren Amtsdauer abläuft, für eine Amtsdauer von drei Jahren bzw. bis zur Wahl eines Nachfolgers in sein Amt gewählt werden.

[1]The Board of Directors shall divide its members into three classes, designated Class I, Class II and Class III. At each Annual General Meeting, each class of the members of the Board of Directors whose term shall then expire shall be elected to hold office for a three-year term or until the election of their respective successor in office.

[2]Der Verwaltungsrat legt die Reihenfolge der Wiederwahl fest, wobei die erste Amtszeit einer bestimmten Klasse von Verwaltungsräten auch weniger als drei Jahre betragen kann. Für die Zwecke dieser Bestimmung ist unter einem Jahr der Zeitabschnitt zwischen zwei ordentlichen Generalversammlungen zu verstehen.

[2]The Board of Directors shall establish the order of rotation, whereby the first term of office of members of a particular class may be less than three years. For purposes of this provision, one year shall mean the period between two Annual General Meetings.

[3]Wenn ein Verwaltungsratsmitglied vor Ablauf seiner Amtsdauer aus welchen Gründen auch immer ersetzt wird, endet die Amtsdauer des an seiner Stelle gewählten neuen Verwaltungsratsmitgliedes mit dem Ende der Amtsdauer seines Vorgängers.

3If, before the expiration of his term of office, a Director should be replaced for whatever reason, the term of office of the newly elected member of the Board of Directors shall expire at the end of the term of office of his predecessor.

Artikel 25: Organisation des Verwaltungsrats, Entschädigung	Article 25: Organization of the Board, Remuneration

[1]Der Verwaltungsrat wählt aus seiner Mitte einen Verwaltungsratspräsidenten. Er kann einen oder mehrere Vizepräsidenten wählen. Er bestellt weiter einen Sekretär, welcher nicht Mitglied des Verwaltungsrates sein muss. Der Verwaltungsrat regelt unter Einhaltung der Bestimmungen des Gesetzes und dieser Statuten die Einzelheiten seiner Organisation in einem Organisationsreglement.

[1]The Board of Directors shall elect from among its members a Chairman. It may elect one or more Vice-Chairmen. It shall further appoint a Secretary, who need not be a member of the Board of Directors. Subject to applicable law and these Articles of Association, the Board of Directors shall establish the particulars of its organization in By-Laws.

[2]Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen sowie auf eine ihrer Tätigkeit und Verantwortung entsprechende Entschädigung, deren Betrag der Verwaltungsrat auf Antrag eines Ausschusses des Verwaltungsrates festlegt.

[2]The members of the Board of Directors shall be entitled to reimbursement of all expenses incurred in the interest of the Company, as well as remuneration for their services that is appropriate in view of their functions and responsibilities. The amount of the remuneration shall be determined by the Board of Directors upon recommendation by a committee of the Board of Directors.

3Im Rahmen des gesetzlich Zulässigen, hält die Gesellschaft gegenwärtige und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Kosten, -Abgaben, Verluste, Schäden und Auslagen aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf- oder verwaltungsrechtlicher oder anderer Natur schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen entstehen aufgrund von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen anlässlich oder im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten oder aufgrund der Tatsache, dass sie Mitglieder des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft sind oder waren oder auf Aufforderung der Gesellschaft Mitglied des Verwaltungsrates, der Geschäftsleitung oder als Arbeitnehmer oder Agent einer anderen Gesellschaft, einer nicht-rechtsfähigen Personengesellschaft, eines Joint Ventures, eines Trusts oder einer sonstigen Geschäftseinheit sind oder waren.

[3]The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the existing and former members of the Board of Directors and officers, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or completed actions, suits or proceedings — whether civil, criminal, administrative or investigative — and all costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a member of the Board of Directors or officer of the Company, or while serving as a member of the Board of Directors or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

[4]Ohne den vorangehenden Absatz 3 dieses Artikels 25 einzuschränken, bevorschusst die Gesellschaft gegenwärtigen und ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung Gerichts-und Anwaltskosten. Die Gesellschaft kann solche Vorschüsse zurückfordern, wenn ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde in einem endgültigen, nicht weiterziehbaren Urteil bzw. Entscheid zum Schluss kommt, dass eine der genannten Zivilrechtlichen Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.

[4]Without limiting the foregoing para. 3 of this Article 25, the Company shall advance court costs and attorneys’ fees to the existing and former members of the Board of Directors and officers. The Company may however recover such advanced costs if any of said Persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a Director of officer.

[5]Jede Aufhebung oder Änderung von Absatz 3 oder Absatz 4 dieses Artikels 25 lassen alle am Aufhebungs- oder Änderungszeitpunkt bereits bestehenden Rechte oder Verpflichtungen unberührt.	[5]Any repeal or modification of para. 3 or para. 4 of this Article 25 shall not affect any rights or obligations then existing.

Artikel 26: Befugnisse des Verwaltungsrats	Article 26: Specific Powers of the Board

[1]Der Verwaltungsrat hat die in Artikel 716a OR statuierten unübertragbaren und unentziehbaren Aufgaben, insbesondere:	[1]The Board of Directors has the non-delegable and inalienable duties as specified in Article 716a CO, in particular:

(a) die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	(a) the ultimate direction of the business of the Company and the issuance of the required directives;

(b) die Festlegung der Organisation der Gesellschaft; und	(b) the determination of the organization of the Company; and

(c) die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen.	(c) the ultimate supervision of the individuals entrusted with management duties, in particular with regard to compliance with law, these Articles of Association, By-Laws, regulations and directives.

[2]Der Verwaltungsrat kann überdies in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz oder Statuten der Generalversammlung zugeteilt sind.	2In addition, the Board of Directors may pass resolutions with respect to all matters that are not reserved to the General Meeting of Shareholders by law or under these Articles of Association.

[3]Der Verwaltungsrat kann Beteiligungspläne der Gesellschaft der Generalversammlung zur Genehmigung vorlegen.	[3]The Board of Directors may submit benefit or incentive plans of the Company to the General Meeting of Shareholders for approval.

Artikel 27: Kompetenzdelegation	Article 27: Delegation of Powers

Der Verwaltungsrat kann unter Vorbehalt von Artikel 26 Absatz 1 dieser Statuten sowie des OR die Geschäftsführung nach Massgabe eines Organisationsreglements ganz oder teilweise an eines oder mehrere seiner Mitglieder, an einen oder mehrere Ausschüsse des Verwaltungsrates oder an Dritte übertragen.

Subject to Article 26 para. 1 of these Articles of Association and the applicable provisions of the CO, the Board of Directors may delegate the management of the Company in whole or in part to individual directors, one or more committees of the Board of Directors or to persons other than Directors pursuant to By-Laws.

Artikel 28: Sitzung des Verwaltungsrats	Article 28: Meeting of the Board of Directors

[1]Sofern das vom Verwaltungsrat erlassene Organisationsreglement nichts anderes festlegt, ist zur gültigen Beschlussfassung über Geschäfte des Verwaltungsrates die Anwesenheit einer Mehrheit der Mitglieder des gesamten Verwaltungsrates notwendig. Kein Präsenzquorum ist erforderlich für die Feststellungsbeschlüsse des Verwaltungsrates im Zusammenhang mit Kapitalerhöhungen und die entsprechenden Statutenanpassungen.

[1]Except as otherwise set forth in By-Laws of the Board of Directors, the attendance quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the whole Board of Directors. No attendance quorum shall be required for resolutions of the Board of Directors providing for the confirmation of a capital increase or for the amendment of the Articles of Association in connection therewith.

[2]Der Verwaltungsrat fasst seine Beschlüsse mit einer Mehrheit der von den anwesenden Verwaltungsräten abgegebenen Stimmen, vorausgesetzt, das Präsenzquorum von Absatz 1 dieses Artikels 28 ist erfüllt. Der Verwaltungsratspräsident hat bei Stimmengleichheit keinen Stichentscheid.

[2]The Board of Directors shall pass its resolutions with the majority of the votes cast by the Directors present at a meeting at which the attendance quorum of para. 1 of this Article 28 is satisfied. The Chairman shall have no casting vote.

Artikel 29: Zeichnungsberechtigung	Article 29: Signature Power

Die rechtsverbindliche Vertretung der Gesellschaft durch Mitglieder des Verwaltungsrates und durch Dritte wird in einem Organisationsreglement festgelegt.	The due and valid representation of the Company by members of the Board of Directors and other persons shall be set forth in By-Laws.

C. Revisionsstelle	C. Auditor

Artikel 30: Amtsdauer, Befugnisse und Pflichten	Article 30: Term, Power, Duties

[1]Die Revisionsstelle wird von der ordentlichen Generalversammlung gewählt und es obliegen ihr die vom Gesetz zugewiesenen Befugnisse und Pflichten.	[1]The auditor shall be elected by the Annual General Meeting and shall have the powers and duties vested in it by law.

[2]Die Amtsdauer der Revisionsstelle beginnt am Tage der Wahl an einer ordentlichen Generalversammlung und endet am Tage der Wiederwahl der aktuellen Revisionsstelle oder am Tag der Wahl einer anderen Revisionsstelle als Nachfolgerin der bisherigen Revisionsstelle.
[2]The term of office of the auditor shall commence on the day of election at an Annual General Meeting and terminate on the day that auditor is re-elected or that auditor’s successor is elected.

IV. Jahresrechnung, Konzernrechnung und Gewinnverteilung	IV. Annual Statutory Financial Statements, Consolidated Financial Statements and Profit; Allocation

Artikel 31: Geschäftsjahr	Article 31: Fiscal Year

Der Verwaltungsrat legt das Geschäftsjahr fest.	The Board of Directors determines the fiscal year.

Artikel 32: Verteilung des Bilanzgewinns, Reserven	Article 32: Allocation of Profit Shown on the Annual Statutory Balance Sheet, Reserves

[1]Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der anwendbaren gesetzlichen Vorschriften. Der Verwaltungsrat unterbreitet der Generalversammlung seine Vorschläge betreffend die Behandlung sämtlicher Zuweisungen.

[1]The profit shown on the annual statutory balance sheet shall be allocated by the General Meeting of Shareholders in accordance with applicable law. The Board of Directors shall submit its proposals with respect to the treatment of any allocation to the General Meeting of Shareholders.

[2]Neben der gesetzlichen Reserve können weitere Reserven geschaffen werden.	[2]Further reserves may be taken in addition to the reserves required by law.

[3]Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen werden, fallen an die Gesellschaft und werden in die allgemeinen gesetzlichen Reserven verbucht.	[3]Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.

V. Auflösung, Liquidation	V. Winding-up and Liquidation

Artikel 33: Auflösung und Liquidation	Article 33: Winding-up and Liquidation

[1]Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	[1]The General Meeting of Shareholders may at any time resolve on the winding-up and liquidation of the Company pursuant to applicable law and the provisions set forth in these Articles of Association.

[2]Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Zivilrechtlichen Personen übertragen wird.	[2]The liquidation shall be effected by the Board of Directors, unless the General Meeting of Shareholders shall appoint other Persons as liquidators.

[3]Die Liquidation der Gesellschaft erfolgt nach Massgabe der gesetzlichen Vorschriften.	[3]The liquidation of the Company shall be effectuated pursuant to the statutory provisions.

[4]Nach erfolgter Tilgung der Schulden wird das Vermögen nach Massgabe der eingezahlten Beträge unter den Aktionären verteilt, soweit diese Statuten nichts anderes vorsehen.	[4]Upon discharge of all liabilities, the assets of the Company shall be distributed to the shareholders pursuant to the amounts paid-up, unless these Articles of Association provide otherwise.

VI. Bekanntmachungen, Mitteilungen	VI. Announcements, Communications

Artikel 34: Bekanntmachungen, Mitteilungen	Article 34: Announcements, Communications

[1]Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.	[1]The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

[2]Soweit keine individuelle Benachrichtigung durch das Gesetz, börsengesetzliche Bestimmungen oder diese Statuten verlangt wird, gelten sämtliche Mitteilungen an die Aktionäre als gültig erfolgt, wenn sie im Schweizerischen Handelsamtsblatt veröffentlicht worden sind. Schriftliche Bekanntmachungen der Gesellschaft an die Aktionäre werden auf dem ordentlichen Postweg an die letzte im Aktienbuch verzeichnete Adresse des Aktionärs oder des bevollmächtigten Empfängers geschickt. Finanzinstitute, welche Aktien für wirtschaftlich Berechtigte halten und entsprechend im Aktienbuch eingetragen sind, gelten als bevollmächtigte Empfänger.

2To the extent that individual notification is not required by law, stock exchange regulations or these Articles of Association, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient recorded in the share register. Financial institutions holding Shares for beneficial owners and recorded in such capacity in the share register shall be deemed to be authorized recipients.

VII. Verbindlicher Originaltext	VII. Original Language

Falls sich zwischen der deutsch- und der englischsprachigen Fassung dieser Statuten Differenzen ergeben, hat die deutschsprachige Fassung Vorrang.	In the event of deviations between the German and English version of these Articles of Association, the German text shall prevail.

VIII. Definitionen	VIII. Definitions

Artikel 35: Definitionen	Article 35: Definitions

Aktie	Shares

Der Begriff Aktie(n) hat die in Artikel 4 dieser Statuten aufgeführte Bedeutung.	The term Share(s) has the meaning assigned to it in Article 4 of these Articles of Association.

Ausserordentliche Generalversammlung	Extraordinary General Meeting

Der Begriff ausserordentliche Generalversammlung hat die in Artikel 14 Absatz 1 dieser Statuten aufgeführte Bedeutung.	The term Extraordinary General Meeting has the meaning assigned to it in Article 14 para. 1 of these Articles of Association.

Clearing Nominee	Clearing Nominee

Clearing Nominee bedeutet Nominees von Clearing Gesellschaften für Aktien (wie beispielsweise Cede & Co., der Nominee der Depository Trust Company, eine US securities and clearing agency), im Einklang mit den durch den Verwaltungsrat erlassenen Bestimmungen.

Clearing Nominee means nominees of clearing organizations for the Shares (such as Cede & Co., the nominee of the Depository Trust Company, a United States securities depositary and clearing agency) in accordance with regulations issued by the Board of Directors.

Eigentümer	Owner

Eigentümer(in), unter Einschluss der Begriffe Eigentum, halten, gehalten, Eigentümerschaft oder ähnlicher Begriffe, bedeutet, wenn verwendet mit Bezug auf Aktien, jede Zivilrechtliche Person, welche allein oder zusammen mit oder über Nahestehende(n) Gesellschaften oder Nahestehende(n) Personen:
Owner, including the terms Own, Owned and Ownership when used with respect to any Shares means a Person that individually or with or through any of its Affiliates or Associates:

(a) wirtschaftliche Eigentümerin dieser Aktien ist, ob direkt oder indirekt;	(a) beneficially Owns such Shares, directly or indirectly;

(b)  (1) das Recht hat, aufgrund eines Vertrags, einer Absprache oder einer anderen Vereinbarung, oder aufgrund der Ausübung eines Wandel-, Tausch-, Bezugs- oder Optionsrechts oder anderweitig Aktien zu erwerben (unabhängig davon, ob dieses Recht sofort ausübbar ist oder nur nach einer gewissen Zeit); vorausgesetzt, dass eine Person nicht als Eigentümerin derjenigen Aktien gilt, die im Rahmen eines Übernahme- oder Umtauschangebots, das diese Zivilrechtliche Person oder eine dieser Zivilrechtlichen Person Nahestehende Gesellschaft oder Nahestehende Person gemacht hat, angedient werden, bis diese Aktien verbindlich zum Kauf oder Tausch akzeptiert werden; oder (2) das Recht hat, die Stimmrechte dieser Aktien aufgrund eines Vertrags, einer Absprache oder einer anderen Vereinbarung auszuüben; vorausgesetzt, dass eine Zivilrechtliche Person nicht als Eigentümerin von Aktien gilt, sofern ihr Recht, das Stimmrecht auszuüben auf einem Vertrag, einer Absprache oder einer anderen Vereinbarung beruht, welche(r) nur aufgrund einer widerruflichen Vollmacht (proxy) oder Zustimmung zustande gekommen ist, die in Erwiderung auf eine an 10 oder mehr Zivilrechtliche Personen gemachte diesbezügliche Aufforderung ergangen ist; oder

(b)  has (1) the right to acquire such Shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Owner of Shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Shares are accepted for purchase or exchange; or (2) the right to vote such Shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any Shares because of such Person’s right to vote such Shares if the agreement, arrangement or understanding to vote such Shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(c)  zwecks Erwerbs, Haltens, Stimmrechtsausübung (mit Ausnahme der Stimmrechtsausübung aufgrund einer widerruflichen Vollmacht (proxy) oder Zustimmung wie in diesen Statuten umschrieben) oder Veräusserung dieser Aktien mit einer anderen Zivilrechtlichen Person in einen Vertrag, eine Absprache oder eine andere Vereinbarung getreten ist, die direkt oder indirekt entweder selbst oder über ihr Nahestehende Gesellschaften oder Nahestehende Personen wirtschaftlich Eigentümerin dieser Aktien ist.

(c)  has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in these Articles of Association), or disposing of such Shares with any other Person that beneficially Owns, or whose Affiliates or Associates beneficially Own, directly or indirectly, such Shares.

Generalversammlung	General Meeting of Shareholders

Der Begriff Generalversammlung hat die in Artikel 15 Absatz 1 dieser Statuten aufgeführte Bedeutung.	The term General Meeting of Shareholders has the meaning assigned to it in Article 15 para. 1 of these Articles of Association.

Gesamtstimmen	Total Voting Shares

Der Begriff “Gesamtstimmen” bedeutet die Gesamtzahl aller an einer Generalversammlung stimmberechtigen Aktien unabhängig davon, ob die stimmberechtigten Aktien an der Generalversammlung vertreten sind oder nicht.
Total Voting Shares means the total number of Shares entitled to vote at a General Meeting of Shareholders whether or not represented at such meeting.

Gesellschaft	Company

Der Begriff Gesellschaft hat die in Artikel 1 dieser Statuten aufgeführte Bedeutung.	The term Company has the meaning assigned to it in Article 1 of these Articles of Association.

Kontrolle	Control

Kontrolle, einschliesslich der Begriffe kontrollierend, kontrolliert von und unter gemeinsamer Kontrolle mit, bedeutet die Möglichkeit, direkt oder indirekt auf die Geschäftsführung und die Geschäftspolitik einer Zivilrechtlichen Person Einfluss zu nehmen, sei es aufgrund des Haltens von Stimmrechten, eines Vertrags oder auf andere Weise. Eine Zivilrechtliche Person, welche 20% oder mehr der ausgegebenen oder ausstehenden Stimmrechte einer Kapitalgesellschaft, rechts- oder nicht-rechtsfähigen Personengesellschaft oder eines anderen Rechtsträgers hält, hat mangels Nachweises des Gegenteils unter Anwendung des Beweismasses der überwiegenden Wahrscheinlichkeit der Beweismittel vermutungsweise Kontrolle über einen solchen Rechtsträger. Ungeachtet des Voranstehenden gilt diese Vermutung der Kontrolle nicht, wenn eine Zivilrechtliche Person in Treu und Glauben und nicht zur Umgehung dieser Bestimmung Stimmrechte als Stellvertreter (agent), Bank, Börsenmakler (broker), Nominee, Depotbank (custodian) oder Treuhänder (trustee) für einen oder mehrere Eigentümer hält, die für sich allein oder zusammen als Gruppe keine Kontrolle über den betreffenden Rechtsträger haben.

Control, including the terms controlling, controlled by and under common control with, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the Ownership of voting shares, by contract, or otherwise. A Person who is the Owner of 20% or more of the issued or outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have control of such entity.

Mit Umwandlungsrechten verbundene Obligationen	Rights-Bearing Obligations

Der Begriff mit Umwandlungsrechten verbundene Obligationen hat die in Artikel 7 Absatz 1(a) dieser Statuten aufgeführte Bedeutung.	The term Rights-Bearing Obligations has the meaning assigned to it in Article 7 para. 1(a) of these Articles of Association.

Nahestehender Aktionäre	Interested Shareholder

Nahestehender Aktionär bedeutet jede Zivilrechtliche Person (unter Ausschluss der Gesellschaft oder jeder direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird), (i) die Eigentümerin von 15% oder mehr des im Handelsregister eingetragenen Aktienkapitals (die eigenen Aktien der Gesellschaft davon ausgenommen) ist, oder (ii) die als Nahestehende Gesellschaft oder Nahestehende Person anzusehen ist und irgendwann in den drei unmittelbar vorangehenden Jahren vor dem Zeitpunkt, zu dem bestimmt werden muss, ob diese Zivilrechtliche Person ein Nahestehender Aktionär ist, Eigentümerin von 15% oder mehr des im Handelsregister eingetragenen Aktienkapitals (die eigenen Aktien der Gesellschaft davon ausgenommen) gewesen ist, ebenso wie jede Nahestehende Gesellschaft und Nahestehende Person dieser Zivilrechtlichen Person; vorausgesetzt, dass eine Zivilrechtliche Person nicht als Nahestehender Aktionär gilt, die aufgrund von Handlungen, die ausschliesslich der Gesellschaft zuzurechnen sind, Eigentümerin von Aktien in Überschreitung der 15%-Beschränkung ist; wobei jedoch jede solche Zivilrechtliche Person dann als Nahestehender Aktionär gilt, falls sie später zusätzliche Aktien erwirbt, ausser dieser Erwerb erfolgt aufgrund von weiteren Gesellschaftshandlungen, die weder direkt noch indirekt von dieser Zivilrechtlichen Person ausgehen. Zur Bestimmung, ob eine Zivilrechtliche Person ein Nahestehender Aktionär ist, sind die als ausgegeben geltenden Aktien unter Einschluss der von dieser Zivilrechtlichen Person gehaltenen Aktien (unter Anwendung des Begriffs “Eigentümer” wie in diesen Statuten definiert) zu berechnen, jedoch unter Ausschluss von nichtausgegebenen Aktien, die aufgrund eines Vertrags, einer Absprache oder einer anderen Vereinbarung, oder aufgrund der Ausübung eines Wandel-, Bezugs- oder Optionsrechts oder anderweitig ausgegeben werden können.

Interested Shareholder means any Person (other than the Company or any direct or indirect majority-Owned subsidiary of the Company) (i) that is the Owner of 15% or more of the share capital registered in the Commercial Register (excluding treasury shares) or (ii) that is an Affiliate or Associate of the Company and was the Owner of 15% or more of the share capital registered in the Commercial Register (excluding treasury shares) at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder, and also the Affiliates and Associates of such Person; provided, however, that the term Interested Shareholder shall not include any Person whose Ownership of Shares in excess of the 15% limitation is the result of action taken solely by the Company; provided that such Person shall be an Interested Shareholder if thereafter such Person acquires additional Shares, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Shareholder, the Shares deemed to be in issue shall include Shares deemed to be Owned by the Person (through the application of the definition of Owner in these Articles of Association) but shall not include any other unissued Shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

Nahestehende Gesellschaft	Affiliate

Nahestehende Gesellschaft bedeutet jede Zivilrechtliche Person, die direkt oder indirekt über eine oder mehrere Mittelspersonen eine andere Person kontrolliert, von einer anderen Zivilrechtlichen Person kontrolliert wird, oder unter gemeinsamer Kontrolle mit einer anderen Zivilrechtlichen Person steht.
Affiliate means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

Nahestehende Person	Associate

Nahestehende Person bedeutet, wenn verwendet zur Bezeichnung einer Beziehung zu einer Zivilrechtlichen Person, (i) jede Kapitalgesellschaft, rechts- oder nicht-rechtsfähige Personengesellschaft oder ein anderer Rechtsträger, von welcher diese Zivilrechtliche Person Mitglied des Leitungs- oder Verwaltungsorgans, der Geschäftsleitung oder Gesellschafter ist oder von welcher diese Person, direkt oder indirekt, Eigentümerin von 20% oder mehr einer Kategorie von Aktien oder anderen Anteilsrechten ist, die ein Stimmrecht vermitteln, (ii) jedes Treuhandvermögen (Trust) oder jede andere Vermögenseinheit, an der diese Zivilrechtliche Person wirtschaftlich einen Anteil von 20% oder mehr hält oder in Bezug auf welche diese Zivilrechtliche Person als Verwalter (trustee) oder in ähnlich treuhändischer Funktion tätig ist, und (iii) jeder Verwandte, Ehe- oder Lebenspartner dieser Person, oder jede Verwandte des Ehe- oder Lebenspartners, jeweils soweit diese den gleichen Wohnsitz haben wie diese Person.

Associate, when used to indicate a relationship with any Person, means (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of 20% or more of any class of voting shares, (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

OR	CO

Der Begriff OR hat die in Artikel 1 dieser Statuten aufgeführte Bedeutung.	The term CO has the meaning assigned to it in Article 1 of these Articles of Association.

Ordentliche Generalversammlung	Annual General Meeting

Der Begriff ordentliche Generalversammlung hat die in Artikel 13 Absatz 1 dieser Statuten aufgeführte Bedeutung.	The term Annual General Meeting has the meaning assigned to it in Article 13 para. 1 of these Articles of Association.

Organisationsreglement	By-Laws

Das vom Verwaltungsrat erlassene Organisationsreglement, jeweils in seiner aktuellsten Fassung.	The By-Laws released by the Board of Directors in their most recent version.

SEC	SEC

Der Begriff SEC hat die in Artikel 14 Absatz 2(b) dieser Statuten aufgeführte Bedeutung.	The term SEC has the meaning assigned to it in Article 14 para. 2(b) of these Articles of Association.

Transfer Agent	Transfer Agent

Der Begriff Transfer Agent hat die in Artikel 8 Absatz 3 dieser Statuten aufgeführte Bedeutung.	The term Transfer Agent has the meaning assigned to it in Article 8 para. 3 of these Articles of Association.

Umwandlungsrechte	Rights

Der Begriff Umwandlungsrechte hat die in Artikel 7 Absatz 1(a) dieser Statuten aufgeführte Bedeutung.	The term Rights has the meaning assigned to it in Article 7 para. 1(a) of these Articles of Association.

Zivilrechtliche Person	Person

Zivilrechtliche Person bedeutet jede natürliche Person, Kapitalgesellschaft, rechts- oder nicht-rechtsfähige Personengesellschaft oder jeder andere Rechtsträger.	Person means any individual, corporation, partnership, unincorporated association or other entity.

Zusammenschluss	Business Combination

Zusammenschluss bedeutet, wenn im Rahmen dieser Statuten in Bezug auf die Gesellschaft oder einen Nahestehenden Aktionär der Gesellschaft verwendet:	Business Combination, when used in these Articles of Association in reference to the Company and any Interested Shareholder of the Company, means:

(a)  jede Fusion oder andere Form des Zusammenschlusses der Gesellschaft oder einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, mit (1) dem Nahestehenden Aktionär oder (2) einer anderen Kapitalgesellschaft, rechts- oder nicht-rechtsfähigen Personengesellschaft oder einem anderen Rechtsträger, soweit diese Fusion oder andere Form des Zusammenschlusses durch den Nahestehenden Aktionär verursacht worden ist und als Folge dieser Fusion oder anderen Form des Zusammenschlusses Artikel 12(f) und Artikel 21 Absatz 4 dieser Statuten (sowie jede der dazu gehörigen Definition in diesen Statuten) oder im Wesentlichen gleiche Bestimmungen wie Artikel 12(f) und Artikel 21 Absatz 4 (sowie die dazugehörigen Definitionen in diesen Statuten) auf den überlebenden Rechtsträger nicht anwendbar sind;

(a)  any merger or consolidation of the Company or any direct or indirect majority-Owned subsidiary of the Company with (1) the Interested Shareholder or (2) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder and as a result of such merger or consolidation Article 12(f) and Article 21 para. 4 of these Articles of Association (including the relevant definitions in these Articles of Association pertaining thereto) or a provision substantially the same as such Article 12(f) and Article 21 para. 4 (including the relevant definitions in these Articles of Association) are not applicable to the surviving entity;

(b)  jeder Verkauf, jede Vermietung oder Verpachtung, jeder Tausch, jede hypothekarische Belastung oder andere Verpfändung, Übertragung oder andere Verfügung (ob in einer oder mehreren Transaktionen) von oder über Vermögenswerte(n) der Gesellschaft oder einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, an einen Nahestehenden Aktionär (ausser soweit der Zuerwerb unter einer der genannten Transaktionen proportional als Aktionär erfolgt), soweit diese Vermögenswerte einen Marktwert von 10% oder mehr entweder des auf konsolidierter Basis aggregierten Marktwertes aller Vermögenswerte der Gesellschaft oder des aggregierten Marktwertes aller dann ausgegebenen Aktien haben, unabhängig davon, ob eine dieser Transaktionen Teil einer Auflösung der Gesellschaft ist oder nicht;

(b)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-Owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the Shares then in issue;

(c)  jede Transaktion, die dazu führt, dass die Gesellschaft oder eine direkte oder indirekte Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, Aktien oder Tochtergesellschafts-Aktien an den Nahestehenden Aktionär ausgibt oder überträgt, es sei denn (1) aufgrund der Ausübung, des Tauschs oder der Wandlung von Finanzmarktinstrumenten, die in Aktien oder Aktien einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, ausgeübt, getauscht oder gewandelt werden können, vorausgesetzt, die betreffenden Finanzmarktinstrumente waren zum Zeitpunkt, in dem der Nahestehende Aktionär zu einem solchem wurde, bereits ausgegeben; (2) als Dividende oder Ausschüttung, oder aufgrund der Ausübung, des Tauschs oder der Wandlung von Finanzmarktinstrumenten, die in Aktien oder Aktien einer direkten oder indirekten Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, ausgeübt, getauscht oder gewandelt werden können, vorausgesetzt, diese Finanzinstrumente werden allen Aktionäre anteilsmässig ausgegeben, nachdem der Nahestehende Aktionär zu einem solchem wurde; (3) gemäss einem Umtauschangebot der Gesellschaft, Aktien von allen Aktionären zu den gleichen Bedingungen zu erwerben; oder (4) aufgrund der Ausgabe oder der Übertragung von Aktien durch die Gesellschaft; vorausgesetzt, dass in keinem der unter (2) bis (4) genannten Fällen der proportionale Anteil des Nahestehenden Aktionärs an den Aktien erhöht werden darf;

(c)  any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-Owned subsidiary of the Company of any Shares or shares of such subsidiary to the Interested Shareholder, except (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares or the shares of a direct or indirect majority-Owned subsidiary of the Company which securities were in issue prior to the time that the Interested Shareholder became such; (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares or the shares of a direct or indirect majority-Owned subsidiary of the Company which security is distributed, pro rata, to all shareholders subsequent to the time the Interested Shareholder became such; (3) pursuant to an exchange offer by the Company to purchase Shares made on the same terms to all holders of said Shares; or (4) any issuance or transfer of Shares by the Company; provided, however, that in no case under (2)-(4) above shall there be an increase in the Interested Shareholder’s proportionate interest in the Shares;

(d)  jede Transaktion, in welche die Gesellschaft oder eine direkte oder indirekte Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, involviert ist, und die direkt oder indirekt dazu führt, dass der proportionale Anteil der vom Nahestehenden Aktionär gehaltenen Aktien, in Aktien wandelbare Obligationen oder Tochtergesellschafts-Aktien erhöht wird, ausser eine solche Erhöhung ist nur unwesentlich und die Folge eines Spitzenausgleichs für Fraktionen oder eines Rückkaufs oder einer Rücknahme von Aktien, soweit diese(r) weder direkt noch indirekt durch den Nahestehenden Aktionär verursacht wurde; oder

(d)  any transaction involving the Company or any direct or indirect majority-Owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate interest in the Shares, or securities convertible into the Shares, or in the shares of any such subsidiary which is Owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any Shares not caused, directly or indirectly, by the Interested Shareholder; or

(e)  jede direkte oder indirekte Gewährung von Darlehen, Vorschüssen, Garantien, Bürgschaften, oder garantieähnlichen Verpflichtungen, Pfändern oder anderen finanziellen Begünstigungen (mit Ausnahme einer solchen, die gemäss den Unterabschnitten (a) - (d) dieses Artikels ausdrücklich erlaubt ist sowie einer solchen, die proportional an alle Aktionäre erfolgt) durch die oder über die Gesellschaft oder eine direkte oder indirekte Tochtergesellschaft, die zur Mehrheit von der Gesellschaft gehalten wird, an den Nahestehenden Aktionär.

(e)  any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) — (d) immediately above) provided by or through the Company or any direct or indirect majority-Owned subsidiary of the Company.

IX. Übergangsbestimmung	IX. Transitional Provision

Artikel 36: Sacheinlagevertrag	Article 36: Contribution in Kind Agreement

Die Gesellschaft übernimmt bei der Kapitalerhöhung vom 27. März 2009 von der Noble Corporation in Grand Cayman, Cayman Islands (“Noble-Cayman”), gemäss Sacheinlagevertrag vom 27. März 2009 (“Sacheinlagevertrag”) 261’245’693 Aktien (ordinary shares) der Noble-Cayman. Diese Aktien werden zu einem Übernahmewert von insgesamt Schweizer Franken 10’676’100’000 übernommen. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft einem Exchange Agent, handelnd auf Rechnung der Aktionäre der Noble-Cayman im Zeitpunkt unmittelbar vor Vollzug des Sacheinlagevertrages und im Namen und auf Rechnung der Noble-Cayman, insgesamt 276’245’693 voll einbezahlte Aktien mit einem Nennwert von insgesamt Schweizer Franken 1’381’228’465 aus. Die Gesellschaft weist die Differenz zwischen dem totalen Nennwert der ausgegebenen Aktien und dem Übernahmewert der Sacheinlage im Gesamtbetrag von Schweizer Franken 9’294’771’535 den Reserven der Gesellschaft zu.

In connection with the capital increase of March 27, 2009, and in accordance with the contribution in kind agreement dated as of March 27, 2009 (the “Contribution in Kind Agreement”), the Company acquires 261’245’693 ordinary shares of Noble Corporation, Grand Cayman, Cayman Islands (“Noble-Cayman”). The shares of Noble-Cayman have a total value of Swiss Francs 10’676’100’000. As consideration for this contribution, the Company issues to an exchange agent, acting for the account of the holders of ordinary shares of Noble-Cayman outstanding immediately prior to the completion of the Contribution in Kind Agreement and in the name and the account of Noble-Cayman, a total of 276’245’693 Shares with a total par value of Swiss Francs 1’381’228’465. The difference between the aggregate par value of the issued Shares and the total value of the contribution in the amount of Swiss Francs 9’294’771’535 is allocated to the reserves of the Company.

Zug, 28. Mai 2009	Zug, May 28, 2009

Inhaltsverzeichnis

Table of Contents

I. Allgemeine Bestimmungen	1
I. General Provisions	1
Artikel 1: Firma, Sitz, Dauer	1
Artikel 2: Zweck	1
Artikel 3: Dauer	2
II. Aktienkapital	2
II. Share Capital	2
Artikel 4: Anzahl Aktien, Nominalwert, Art	2
Artikel 5: Anerkennung der Statuten	2
Artikel 6: Genehmigtes Aktienkapital	2
Artikel 7: Bedingtes Aktienkapital	5
Artikel 8: Aktienzertifikate	7
Artikel 9: Aktienbuch, Eintragungsbeschränkungen, Nominees	9
Artikel 10: Rechtsausübung	10
III. Organe und Organisation der Gesellschaft	11
III. Corporate Bodies and Organization of the Company	11
Artikel 11: Gesellschaftsorgane	11
Artikel 12: Befugnisse	11
Artikel 13: Ordentliche Generalversammlung	12
Artikel 14: Ausserordentliche Generalversammlung	12
Artikel 15: Einberufung der Generalversammlung	13
Artikel 16: Traktandierung; Nominierungen	14
Artikel 17: Vorsitz der Generalversammlung, Protokoll, Stimmenzähler	16
Artikel 18: Recht auf Teilnahme, Vertretung der Aktionäre	16
Artikel 19: Stimmrechte	16
Artikel 20: Beschlüsse und Wahlen: Mehrheitserfordernisse	17
Artikel 21: Besonderes Stimmen Quorum	18
Artikel 22: Präsenzquorum	22
Artikel 23: Anzahl Verwaltungsräte	23
Artikel 24: Amtsdauer	23
Artikel 25: Organisation des Verwaltungsrats, Entschädigung	23
Artikel 26: Befugnisse des Verwaltungsrats	25

Artikel 27: Kompetenzdelegation	26
Artikel 28: Sitzung des Verwaltungsrats	26
Artikel 29: Zeichnungsberechtigung	26
Artikel 30: Amtsdauer, Befugnisse und Pflichten	26
IV. Jahresrechnung, Konzernrechnung und Gewinnverteilung	27
IV. Annual Statutory Financial Statements, Consolidated Financial Statements and Profit; Allocation	27
Artikel 31: Geschäftsjahr	27
Artikel 32: Verteilung des Bilanzgewinns, Reserven	27
V. Auflösung, Liquidation	27
V. Winding-up and Liquidation	27
Artikel 33: Auflösung und Liquidation	27
VI. Bekanntmachungen, Mitteilungen	28
VI. Announcements, Communications	28
Artikel 34: Bekanntmachungen, Mitteilungen	28
VII. Verbindlicher Originaltext	28
VII. Original Language	28
VIII. Definitionen	28
VIII. Definitions	28
Artikel 35: Definitionen	28
IX. Übergangsbestimmung	37
IX. Transitional Provision	37
Artikel 36: Sacheinlagevertrag	37